QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)—August 4, 2004

Plains All American Pipeline, L.P.
(Name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-14569 (Commission File Number)	76-0582150 (I.R.S. Employer Identification No.)

333 Clay Street, Suite 1600
Houston, Texas 77002
(713) 646-4100
(Address, including zip code, and telephone number,
including area code, of Registrants principal executive offices)

N/A
(Former name or former address, if changed since last report.)

Item 7. Financial Statements and Exhibits

        (c)   Exhibit 99.1—Press Release dated August 4, 2004

Item 9 and 12. Regulation FD Disclosure; Results of Operations and Financial Condition

        Plains All American Pipeline, L.P. (the "Partnership") today issued a press release reporting its second quarter results. The Partnership is furnishing the press release, attached as Exhibit 99.1, pursuant to Item 9 and Item 12 of Form 8-K. The Partnership is also furnishing pursuant to Item 9 its projections of certain operating and financial results for the third and fourth quarter of 2004 and preliminary projections of certain operating and financial results for calendar year 2005. In accordance with General Instructions B.2. and B.6. of Form 8-K, the information presented herein under Item 9 shall not be deemed "filed" for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Disclosure of Third and Fourth Quarter 2004 Estimates

        EBIT and EBITDA (each as defined below in Note 1 to the "Operating and Financial Guidance" table) are non-GAAP financial measures. Net income and cash flows from operating activities are the most directly comparable GAAP measures for EBIT and EBITDA. However, it is impractical to reconcile EBIT and EBITDA to cash flows from operating activities for forecasted periods. As a result, for forecasted periods in the operating and financial guidance table below, we have reconciled EBIT and EBITDA to net income, but not to cash flows from operating activities. In Note 12 below, we reconcile historical EBIT and EBITDA to historical net income and cash flow from operating activities for the periods presented. We also encourage you to visit our website at www.paalp.com, in particular the section entitled "Non-GAAP Reconciliation," which presents a historical reconciliation of certain commonly used non-GAAP financial measures, including EBIT and EBITDA. We present EBIT and EBITDA because we believe they provide additional information with respect to both the performance of our fundamental business activities and our ability to meet our future debt service, capital expenditures and working capital requirements. We also believe that debt holders commonly use EBITDA to analyze partnership performance. In addition, we have highlighted the impact on EBITDA and EBIT of our long-term incentive program, loss on early extinguishment of debt and, to the extent known at the time of preparation, items related to SFAS 133.

        The following table reflects our actual results for the first six months of 2004 and management's current range of guidance for operating and financial results for the third and fourth quarter of 2004. Our guidance is based on assumptions and estimates that we believe are reasonable based on our assessment of historical trends and business cycles and currently available information. However, our assumptions and future performance are both subject to a wide range of business risks and uncertainties and also include projections for several recent acquisitions, so we cannot assure you that actual performance will fall within these guidance ranges. Please refer to the information under the caption "Forward-Looking Statements and Associated Risks" below. These risks and uncertainties could cause our actual results to differ materially from those in the following table. The operating and financial guidance provided below is given as of the date hereof, based on information known to us as of August 3, 2004. We undertake no obligation to publicly update or revise any forward-looking statements.

Operating and Financial Guidance
(in millions, except per unit data)

		Guidance(2)
		Three Months Ended
		September 30, 2004				Twelve Months Ended December 31, 2004
	Actual Six Months Ended June 30, 2004			December 31, 2004
		Low	High	Low	High	Low	High
Pipeline
Net revenues	$142.5	$82.5	$83.5	$82.0	$83.0	$307.0	$309.0
Field operating costs	(51.3)	(35.5)	(35.3)	(34.0)	(33.8)	(120.8)	(120.4)
General and administrative	(18.0)	(9.4)	(9.1)	(9.1)	(8.8)	(36.5)	(35.9)

Segment profit	73.2	37.6	39.1	38.9	40.4	149.7	152.7

Gathering, Marketing, Terminalling & Storage
Net revenues	108.4	59.0	60.0	57.5	58.5	224.9	226.9
Field operating costs	(46.1)	(26.5)	(26.2)	(25.0)	(24.7)	(97.6)	(97.0)
General and administrative	(20.7)	(9.2)	(9.0)	(9.5)	(9.3)	(39.4)	(39.0)

Segment profit	41.6	23.3	24.8	23.0	24.5	87.9	90.9

Other Income (Expense)(1)	0.5	(0.6)	(0.6)	—	—	(0.1)	(0.1)

EBITDA before cumulative effect of change in accounting principle	115.3	60.3	63.3	61.9	64.9	237.5	243.5
Depreciation and Amortization Expense	(29.1)	(16.2)	(16.0)	(16.3)	(16.1)	(61.6)	(61.2)

EBIT before cumulative effect of change in accounting principle	86.2	44.1	47.3	45.6	48.8	175.9	182.3
Interest expense	(19.5)	(13.0)	(12.7)	(13.6)	(13.1)	(46.1)	(45.3)

Income before cumulative effect of change in accounting principle	66.7	31.1	34.6	32.0	35.7	129.8	137.0
Cumulative effect of change in accounting principle	(3.1)	—	—	—	—	(3.1)	(3.1)

Net Income	$63.6	$31.1	$34.6	$32.0	$35.7	$126.7	$133.9

Net Income to Limited Partners	$59.0	$28.3	$31.7	$28.9	$32.6	$116.2	$123.3
Basic and Weighted:
Average Units Outstanding	60.0	65.7	65.7	67.2	67.2	63.3	63.3
Net Income Per Limited Partner Unit	$0.98	$0.43	$0.48	$0.43	$0.48	$1.84	$1.95

Selected Items Impacting Comparability
LTIP Charge	$(4.2)	$(0.1)	$(0.1)	$(0.1)	$(0.1)	$(4.4)	$(4.4)
Loss on early extinguishment of debt	—	(0.6)	(0.6)	—	—	(0.6)	(0.6)
SFAS 133 (See Note 7)	0.5	—	—	—	—	0.5	0.5
Cumulative effect of change in accounting principle	(3.1)	—	—	—	—	(3.1)	(3.1)

	$(6.8)	$(0.7)	$(0.7)	$(0.1)	$(0.1)	$(7.6)	$(7.6)

Excluding Selected Items Impacting Comparability
EBITDA	$119.0	$61.0	$64.0	$62.0	$65.0	$242.0	$248.0

Net Income	$70.4	$31.8	$35.3	$32.1	$35.8	$134.3	$141.5

Net Income per Limited Partner Unit	$1.09	$0.44	$0.49	$0.43	$0.49	$1.96	$2.07

(1)
Third quarter guidance includes a charge to expense for unamortized debt issuance costs associated with the $200 million credit facility utilized for the Link acquisition. This facility is anticipated to be repaid during the third quarter, prior to its stated maturity.
(2)
The projected foreign exchange rate for the third and fourth quarter is $1.35 CAD to $1 USD.

Notes and Significant Assumptions:

1.
Definitions.

EBIT	Earnings before interest and taxes
EBITDA	Earnings before interest, taxes and depreciation and amortization expense
Bbl/d	Barrels per day
Segment Profit	Revenues less purchases, field operating costs, and segment general and administrative expenses
LTIP	Long-Term Incentive Plan
LPG	Liquified petroleum gas
2.
Link Acquisition.    The Link acquisition was completed and became effective April 1, 2004. Based on our acquisition analyses, we believed that the base level of EBITDA associated with this acquisition would be approximately $25 million per year. We currently expect to capture annual cost savings and commercial synergies in the range of $27 million to $32 million, which will be phased in within the first twelve months of operations.

  Also included in our forecast are certain one-time pipeline and tank integrity expenses required to meet regulatory requirements and catch-up operating expenses. We forecast these expenses will range between $2.0 million and $3.0 million during the second half of 2004.

3.
Pipeline Operations.    Pipeline volume estimates are based on historical and anticipated future operating performance. Actual segment earnings could vary materially depending on the level of volumes transported. The following table summarizes our pipeline volumes and specifically breaks out the major systems that are significant either in total volumes transported or in contribution to total net revenue.

	Calendar 2004
	Actual		Guidance
	Three Months Ended
			Three Months Ended
					Twelve Months Ended December 31
	March 31	June 30	September 30	December 31
Average Daily Volumes (000's Bbl/d)
All American	55	59	52	52	54
Capline(1)	54	169	130	118	118
Basin	275	271	270	270	271
Link(2)	—	369	380	360	278
Canada	240	260	250	250	250
Other	424	541	518	515	500

	1,048	1,669	1,600	1,565	1,471

(1) Effective March 1, 2004
(2) Effective April 1, 2004

  Average volumes for the third quarter are expected to be in the range of 1,600,000 Bbl/d, approximately 69,000 Bbl/d or 4% lower than the second quarter of 2004, in which Capline volumes were significantly above our guidance. As volumes on Capline are subject to seasonal swings, we have forecast volumes on Capline for the third quarter to average approximately 130,000 Bbl/d. This is below the actual volume level experienced during the second quarter

  Net revenues were forecasted using the above volume assumptions priced at tariff rates currently received, with adjustments where appropriate, for estimated escalation rates as allowed by contractual terms. To illustrate the impact volume changes may have on segment profit, the following table provides a volume sensitivity analysis of three systems representing approximately 32% of total pipeline net revenues.

Volume Sensitivity Analysis

System	Increase/Decrease in Volume (Bbls/d)	% of System Total	Increase/Decrease in Annualized Segment Profit
			(in millions)
All American	5,000	9%	$3.1
Basin	10,000	4%	1.0
Capline	10,000	8%	1.5
4.
Gathering, Marketing, Terminalling and Storage Operations.    Our guidance for the remainder of the year assumes continued volatility in the crude oil market. Average volumes for gathering and marketing are estimated to be approximately 675,000 Bbl/d for the third quarter of 2004 compared to average second quarter volumes of 662,000 Bbl/d. Volumes in the fourth quarter of 2004 are expected to remain relatively consistent with the third quarter with the exception of LPG volumes, which are expected to increase by approximately 20,000 Bbl/d due to seasonal demands. We expect a slightly weaker crude oil market structure during the fourth quarter as compared to the third quarter.

	Calendar 2004
	Actual		Guidance
	Three Months Ended
			Three Months Ended
					Twelve Months Ended December 31
	March 31	June 30	September 30	December 31
Average Daily Volumes (000 Bbl/d)
Crude Oil Lease Gathering
Base operations	460	470	470	480	470
Link acquisition(1)	—	171	175	175	130
LPG	59	21	30	50	40

	519	662	675	705	640

(1) The Link Acquisition was effective April 1, 2004

  Segment profit is forecast using the volume assumptions stated above and estimates of unit margins, operating expenses and G&A based on current and anticipated market conditions. Realized unit margins for any given lease-gathered barrel could vary significantly based on a variety of factors including location, quality and contract structure. Based on our projected segment profit per barrel for the third quarter of 2004, a 5,000 Bbl/d variance in lease gathering volumes would impact segment profit by an approximate $1.0 million on an annualized basis. A $0.01 variance in the aggregate average per-barrel margin would impact segment profit by an approximate $2.5 million on an annualized basis.

5.
General and Administrative (G&A) Expense.    G&A expense, excluding charges related to our Long Term Incentive Plan (LTIP), totaled $19.6 million for the second quarter of 2004. Comparable mid-point expenditures for the third and fourth quarters are expected to be approximately $18.4 million for each quarter. The decrease in expenses reflects the anticipated reduction of duplicative administrative costs associated with the Link acquisition. Partially offsetting these cost savings are projected increases in costs associated with Sarbanes-Oxley requirements, corporate insurance, health insurance and increased personnel required due to continued organic growth.

6.
Depreciation & Amortization.    Depreciation and amortization is forecast based on our existing depreciable assets and forecast capital expenditures. Depreciation is computed using the straight-line method over estimated useful lives, which range from 3 years (for office property and equipment) to 50 years (for certain pipelines, crude oil terminals and facilities).

7.
Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133).    The forecast presented above does not include assumptions or projections with respect to potential gains or losses related to SFAS 133, as there is no accurate way to forecast these potential gains or losses. The potential gains or losses related to SFAS 133 (primarily non-cash, mark-to-market adjustments) could materially change reported net income.

8.
Acquisitions and Capital Expenditures.    Although acquisitions comprise a key element of our growth strategy, the forecasted results and associated estimates do not include any assumptions or forecasts for any material acquisition that may be made after the date hereof. Expansion capital expenditures are forecast to be approximately $100.0 million for the second half of 2004. Some of the more notable projects to be completed in the second half of 2004 include:

•
Coffeyville Pipeline Construction Project—$32.1 million;

•
Capital projects and upgrade capital associated with the Link acquisition—$19.1 million; and

•
Upgrade and expansion activities related to acquisitions made in 2003—$15.7 million.

  Maintenance capital expenditures are forecast to be approximately $11.3 million for the second half of 2004. Unless otherwise known at the time, we forecast maintenance capital to be incurred ratably throughout the year.

9.
Capital Structure.    The forecast is based on our current capital structure, which includes the recent placement of 4.9 million common units for net proceeds of $159.1 million. Also included in the forecast is the planned refinancing of approximately $300 million of short-term variable rate debt with long-term fixed rate debt during the third quarter. It is anticipated that these notes will bear a fixed rate of interest that is substantially higher than the current variable rate of interest under our revolving credit facilities.

10.
Interest Expense.    Debt balances are projected based on estimated cash flows, current distribution rates, capital expenditures for maintenance and expansion projects, linefill purchases, planned sales of surplus equipment, expected timing of collections and payments, and forecast levels of inventory and other working capital sources and uses.

  To mitigate the potential effect of an increase in U.S. Treasury yields on the anticipated issuance of long-term debt discussed in Note 9, we executed a treasury lock in July 2004 to hedge the treasury rate component on $150 million of the planned refinancing.

  Based on the current outlook for LIBOR indices and the expected mix of fixed and variable rate debt, third quarter interest expense is expected to be between $12.7 million and $13.0 million assuming an average debt balance of approximately $825 million, and an average rate of 6.2%. Included in the effective cost of debt are not only current cash payments, but also commitment fees, amortization of long-term debt premiums and discounts, and deferred amounts associated with terminated interest rate hedges. The amortization of deferred amounts associated with terminated interest rate hedges results in a non-cash component to interest expense of approximately $1.4 million per year (approximately $350,000 per quarter). The majority of this amount (approximately 80%) will be completely amortized in two years. The remainder will be amortized over the next ten years.

  Fourth-quarter interest expense is expected to be between $13.1 million and $13.6 million, assuming an average debt balance of approximately $890 million, or an average rate of 6%. Approximately 84% of our projected average debt balance (including the projected third quarter issue of new notes) is assumed to have fixed interest rates.

11.
Net Income per Unit.    Basic net income per limited partner unit is calculated by dividing the net income allocated to limited partners by the basic weighted average units outstanding during the period. Basic weighted average units outstanding are projected to be approximately 65.1 million units for the third quarter and 67.2 million units for the fourth quarter. The projected units include the recent issuance of equity as well as an estimate for units to be issued under the partnership's long-term incentive plan during the respective periods. There are currently no dilutive securities.

  Net income allocated to limited partners is impacted by the income allocated to the general partner and the amount of the incentive distribution paid to the general partner. Based on (i) the forecasted number of units outstanding during the projection period, (ii) the current general partner incentive distribution level and (iii) forecasted net income, for each $0.05 per unit annual increase in the distribution rate, net income available for limited partners will be decreased by approximately $1.0 million ($0.02 per unit) on an annualized basis. The amount of income allocated to our limited partnership interests is 98% of the total partnership income after deducting the amount of the general partner's incentive distribution. Based on the current annual distribution rate of $2.31 per unit, our potential distribution growth for 2004 and the anticipated units outstanding, our general partner's distribution is forecast to be approximately $11.9 million to $14.2 million annually, of which $8.8 million to $10.9 million, respectively is attributed to the incentive distribution rights. The relative amount of the incentive distribution varies directionally with the number of units outstanding and the level of the distribution on the units.

12.
Reconciliation of EBITDA and EBIT to Net Income and Cash Flows from Operating Activities.    The following table reconciles historical EBIT and EBITDA to historical net income and cash flows from operating activities as of June 30, 2004:

Six Months Ended 6/30/04 (in millions)
Reconciliation to Net Income
Net Income	$63.6
Cumulative effect of change in accounting principle	3.1
Interest expense	19.5

EBIT before cumulative effect of change in accounting principle	86.2
Depreciation and amortization	29.1

EBITDA before cumulative effect of change in accounting principle	$115.3

Reconciliation to Cash Flows from Operating Activities
Net cash provided by (used in) operating activities	$147.1
Net change in assets and liabilities, net of acquisitions	(46.9)
Other items not affecting cash flows from operating activities
Change in derivative fair value	0.5
Non-cash portion of LTIP accrual	(4.2)
Non-cash amortization of terminated interest rate swap	(0.7)
Interest expense	19.5

EBITDA before cumulative effect of change in accounting principle	115.3
Depreciation and amortization	(29.1)

EBIT before cumulative effect of change in accounting principle	$86.2

Preliminary 2005 Guidance

        We have not completed our normal detailed plan for calendar year 2005 and final estimates will not be available until February 2005 after we have completed our formal business plan. Accordingly, while the following forward-looking information for 2005 was prepared based on information we consider to be reasonable, it should be considered preliminary and subject to refinement.

        This preliminary guidance is based on continued operating and financial performance of our existing assets under normalized market conditions, continuation of current pipeline shipments and anticipated natural field declines. In that regard, we would expect average daily pipeline shipments to average approximately 270,000 Bbl/d for Basin, 50,000 Bbl/d for All American and 125,000 Bbl/d for Capline. Similarly, we would expect gathering and marketing volumes to average approximately 700,000 Bbl/d, and that realized margins would be consistent with historical results adjusted slightly for lower oil price volatility. The overall guidance also assumes the inclusion of recent acquisitions along with the successful integration and realization of cost savings and revenue synergies identified in our acquisition analysis, as well as completion of our current capital projects.

        The following table summarizes the range of selected key financial data from our projections for calendar year 2005.

Preliminary Calendar 2005 Guidance (in millions)

	Low	High
EBITDA	$265	$275
Interest Expense	58	54
Depreciation and Amortization	70	65
Maintenance Capital Expenditures	18	15

        Based on the data provided above, we expect EBIT for 2005 to range from $195 million to $210 million. The potential effects of any gains or losses from SFAS 133 (see Note 7 above) are not included in the guidance for 2005.

Forward-Looking Statements and Associated Risks

        All statements, other than statements of historical fact, included in this report are forward-looking statements, including, but not limited to, statements identified by the words "anticipate," "believe," "estimate," "expect," "plan," "intend" and "forecast" and similar expressions and statements regarding our business strategy, plans and objectives of our management for future operations. These statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

  •
  abrupt or severe production declines or production interruptions in outer continental shelf production located offshore California and transported on our pipeline system;

  •
  declines in volumes shipped on the Basin Pipeline and our other pipelines by third party shippers;

  •
  the availability of adequate third party production volumes for transportation and marketing in the areas in which we operate;

  •
  demand for various grades of crude oil and resulting changes in pricing conditions or transmission throughput requirements;

  •
  fluctuations in refinery capacity in areas supplied by our transmission lines;

  •
  the effects of competition;

  •
  the success of our risk management activities;

  •
  the impact of crude oil price fluctuations;

  •
  the availability of, and ability to consummate, acquisition or combination opportunities;

  •
  successful integration and future performance of acquired assets;

  •
  continued creditworthiness of, and performance by, our counterparties;

  •
  successful third-party drilling efforts in areas in which we operate pipelines or gather crude oil;

  •
  our levels of indebtedness and our ability to receive credit on satisfactory terms;

  •
  maintenance of our credit rating and ability to receive open credit from our suppliers;

  •
  shortages or cost increases of power supplies, materials or labor;

  •
  weather interference with business operations or project construction;

  •
  the impact of current and future laws and governmental regulations;

  •
  the currency exchange rate of the Canadian dollar;

  •
  environmental liabilities that are not covered by an indemnity, insurance or existing reserves;

  •
  fluctuations in the debt and equity markets, including the price of our units at the time of vesting under our LTIP; and

  •
  general economic, market or business conditions.

        We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, which information is incorporated by reference herein.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS ALL AMERICAN PIPELINE, L.P.
	By:	PLAINS AAP, L. P., its general partner
	By:	PLAINS ALL AMERICAN GP LLC, its general partner
Date: August 4, 2004	By:	/s/ PHIL KRAMER
		Name:	Phil Kramer
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated August 4, 2004

QuickLinks

SIGNATURES
EXHIBIT INDEX